Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK TO ACQUIRE REMAINING SHARE OF

DESSERT PRODUCTS INTERNATIONAL

SPARKS, MD, FEBRUARY 17 - - - McCormick & Company, Incorporated (NYSE:MKC) today announced that it has signed a definitive agreement to acquire the remaining 49% share of Dessert Products International, S.A.S. (DPI) in exchange for its 50% interest in the Signature Brands, L.L.C. joint venture.  The Company had acquired a 51% interest in the DPI business as part of the acquisition of the Ducros business in August 2000.  As a result, McCormick will have 100% ownership of DPI, which markets the Vahine brand in France and other European countries.

This action is part of McCormick’s plan to simplify its business and focus on those areas with strong growth potential.  Vahine is the leading brand of dessert aids in France and other European countries.  The Company entered the joint venture in 2000 as part of the acquisition of Ducros S.A.S., and since that time innovative new products and expanded distribution have increased sales and net income more than 50%.

The impact of this exchange on McCormick’s ongoing sales and net income is expected to be neutral.  The Company will record a gain and receive cash upon completion of the transaction, which is expected to occur in March 2006, subject to regulatory approvals.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

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For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

2/2006